Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Syngenta AG, Basel

We consent to the incorporation by reference in the following registration statements:

(1)	Registration Statement (Form S-8 No. 333-101794) pertaining to the Syngenta Deferred Share Plan (Share Awards) and Syngenta AG Executive Stock Option Plan 10,

(2)	Registration Statement (Form S-8 No. 333-117497) pertaining to the Syngenta Deferred Share Plan,

(3)	Registration Statement (Form S-8 No. 333-124836) pertaining to the Syngenta Corporation Employee Stock Purchase Plan, and

(4)	Registration Statement (Form S-8 No. 333-130440) pertaining to the Syngenta Share Plan for Non-Executive Directors

of our reports dated February 2, 2016, with respect to the consolidated balance sheets of Syngenta AG and subsidiaries (“Syngenta AG”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, cash flows, and changes in equity for each of the years in the two-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 20-F of Syngenta AG.

/s/ KPMG AG

Basel, Switzerland

February 11, 2016